STOCK PURCHASE AGREEMENT

                                     between

                        GENTLE DENTAL SERVICE CORPORATION

                             and the shareholders of

                            CAPITOL DENTAL CARE, INC.



                             Dated October 30, 1998

                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I     Purchase and Sale of CDC Shares................................  2

              1.01   Purchase and Sale.......................................  2
              1.02   Purchase Price..........................................  2
              1.03   Purchase Price Adjustment...............................  2
              1.04   Instruments of Transfer.................................  2
              1.05   Further Assurances......................................  3
              1.06   Closing.................................................  3

ARTICLE II    Representations and Warranties of GDSC.........................  3

              2.01   Authorization...........................................  3
              2.02   Compliance..............................................  3
              2.03   Consents................................................  3
              2.04   Accuracy of Representations and Warranties..............  4
              2.05   Investment Representations..............................  4
              2.06   Reliance................................................  4

ARTICLE III   Representations and Warranties of CDC and Shareholders.........  4

              3.01   Corporate Existence; Authority..........................  4
              3.02   No Adverse Consequences.................................  5
              3.03   Brokers and Finders.....................................  5
              3.04   Litigation..............................................  5
              3.05   Compliance with Laws....................................  6
              3.06   Employment Matters......................................  6
              3.07   Financial Statements....................................  7
              3.08   Receivables.............................................  7
              3.09   Prepaid Expenses and Other..............................  8
              3.10   Personal Property.......................................  8
              3.11   Payables................................................  8
              3.12   Indebtedness............................................  8
              3.13   Other Liabilities.......................................  8
              3.14   Absence of Certain Changes or Events....................  8
              3.15   Leases..................................................  9
              3.16   Certain Contracts and Arrangements......................  9
              3.17   Status of Contracts and Leases.......................... 10
              3.18   Title and Condition of Tangible Assets.................. 10
              3.19   Insurance............................................... 11
              3.20   Taxes................................................... 11
              3.21   No Restrictions......................................... 12

                                                                            Page

              3.22   Permits and Licenses.................................... 12
              3.23   Certain Payments........................................ 12
              3.24   Environmental Conditions................................ 12
              3.25   Consents and Approvals.................................. 13
              3.26   Records................................................. 13
              3.27   Reliance................................................ 13
              3.28   Accuracy of Representations and Warranties.............. 13

ARTICLE IV    Covenants of CDC and Shareholders.............................. 13

              4.01   Access to Properties, Books and Records................. 13
              4.02   Negative Covenants...................................... 13
              4.03   Affirmative Covenants................................... 15
              4.04   No Negotiations With Others............................. 15
              4.05   Profit Sharing Plan..................................... 16

ARTICLE V     Other Covenants................................................ 16

              5.01   Governmental Consents................................... 16
              5.02   Best Efforts; No Inconsistent Action.................... 16
              5.03   Records Retention; Access............................... 16
              5.04   Certain Tax Matters..................................... 16

ARTICLE VI    Conditions to Obligations of GDSC.............................. 19

              6.01   Governmental Approvals.................................. 19
              6.02   Consents................................................ 19
              6.03   Representations, Warranties and Covenants............... 19
              6.04   Adverse Proceedings..................................... 19
              6.05   No Adverse Change....................................... 19
              6.06   DMO Agreement Closing................................... 19
              6.07   Redemption Agreement.................................... 19
              6.08   Actions Satisfactory to GDSC's Counsel.................. 20

ARTICLE VII   Conditions to Obligations of CDC............................... 20

              7.01   Representations, Warranties and Covenants............... 20
              7.02   Adverse Proceedings..................................... 20
              7.03   DMO Agreement Closing................................... 20
              7.04   Actions Satisfactory to DMO's Counsel................... 20

                                                                            Page

ARTICLE VIII  Termination.................................................... 21

              8.01   Right of Parties to Terminate........................... 21
              8.02   Effect of Termination................................... 21

ARTICLE IX    Survival; Indemnification...................................... 21

              9.01   Survival................................................ 21
              9.02   Indemnification by CDC and Shareholders................. 22
              9.03   Indemnification by GDSC................................. 22
              9.04   Indemnification Procedure............................... 22
              9.05   Right of Offset......................................... 24
              9.06   Limitations............................................. 24
              9.07   Exclusive Rights........................................ 25

ARTICLE X     Confidentiality; Press Releases................................ 25

              10.01  Confidentiality......................................... 25
              10.02  Press Releases.......................................... 26

ARTICLE XI    Other Provisions............................................... 26

              11.01  Benefit and Assignment.................................. 26
              11.02  Entire Agreement........................................ 26
              11.03  Fees and Expenses....................................... 26
              11.04  Amendment, Waiver, etc.................................. 26
              11.05  Headings................................................ 27
              11.06  Governing Law........................................... 27
              11.07  Notices................................................. 27
              11.08  Breach; Equitable Relief................................ 27
              11.09  Attorneys' Fees......................................... 27
              11.10  Counterparts............................................ 27

                             INDEX OF DEFINED TERMS


Term                                                    Location of Definition
----                                                    ----------------------

1933 Act..............................................  2.05
CDC...................................................  Introduction
CDC Shares............................................  Introduction
Closing...............................................  1.06
Closing Date..........................................  1.06
Code..................................................  3.06-2
Contracts.............................................  3.16
Current Balance Sheet.................................  3.07-1
Damages...............................................  9.02-1
DMO...................................................  Introduction
DMO Agreement.........................................  Introduction
ERISA.................................................  3.06-2
ERISA Plans...........................................  3.06-2
Environmental Law.....................................  3.24-2(a)
Financial Statements..................................  3.07-1
GDSC..................................................  Introduction
GDSC's Indemnified Persons............................  9.02-1
Hazardous Substance...................................  3.24-2(b)
Leases................................................  3.15
Material Adverse Change...............................  Article III Introduction
Material Adverse Effect...............................  Article III Introduction
Net Worth.............................................  1.03-3
Permits...............................................  3.22
Policies..............................................  3.19
Profit Sharing Plan...................................  4.05
Promissory Note.......................................  1.02
Purchase Price........................................  1.02
Purchase Price Adjustment.............................  1.03-1
Purchased CDC Shares..................................  Introduction
Real Property.........................................  3.15
Redemption............................................  Introduction
Redemption Agreement..................................  Introduction
Related Documents.....................................  9.01
Returns...............................................  3.20-1
Shareholders..........................................  Introduction
Tangible Personal Property............................  3.10
Taxes.................................................  3.20-3
Third Party Claims....................................  9.04-1(a)

                                LIST OF EXHIBITS

Exhibit                               Item                      First Reference
-------                               ----                      ---------------

   A              Redemption Agreement                           Introduction
   B              Promissory Note                                1.02



                                LIST OF SCHEDULES

          Schedule                           Content
          --------                           -------

          3.04                               Litigation
          3.06-2                             Employee Benefits
          3.06-3                             Employment Manuals and Policies
          3.06-4                             Compensation
          3.07                               Financial Statements
          3.08                               Receivables
          3.09                               Prepaid Expenses and Other
          3.10                               Tangible Personal Property
          3.11                               Payables
          3.12                               Indebtedness
          3.13                               Other Liabilities
          3.14                               Absence of Changes
          3.15                               Leases
          3.16                               Contracts
          3.19                               Insurance
          3.20                               Taxes
          3.21                               Restrictions
          3.25                               Consents and Approvals

                            STOCK PURCHASE AGREEMENT


DATED:     October 30, 1998


BETWEEN:   GENTLE DENTAL SERVICE CORPORATION,
             a Washington corporation
           900 Washington Street, Suite 1100
           Vancouver, WA  98660
           Telecopy No.:  (360) 750-8667                                  "GDSC"


AND:       CAPITOL DENTAL CARE, INC.
             an Oregon corporation
           540 Liberty St. SE
           Salem, OR 97301
           Telecopy No.: (503) 581-0043                                    "CDC"


AND:       James M. Harlow, DDS
           Jeffrey O. Jackson                                     "Shareholders"


     Shareholders are the owners of all of the issued and outstanding capital stock of CDC. Shareholders desires to sell, and GDSC desires to purchase, all of the shares of capital stock of CDC outstanding on the Closing Date (the "CDC Shares") on the terms and conditions set forth in this Agreement, thereby causing CDC to become a wholly-owned subsidiary of GDSC. As part of a single integrated plan, CDC desires to redeem a portion of the CDC Shares from the Shareholders on the Closing Date (the "Redemption") pursuant to a Redemption Agreement in the form attached as Exhibit A (the "Redemption Agreement"). The parties desire that the Shareholders sell to GDSC all CDC Shares that are not redeemed (the "Purchased CDC Shares") on the terms and conditions set forth in this Agreement. Shareholders are also the owners of all of the issued and outstanding capital stock of Dental Maintenance of Oregon, P.C., an Oregon corporation ("DMO"). Shareholders and GDSC are signing an agreement for the purchase and sale of substantially all of the assets of DMO (the "DMO Agreement") at the same time that they are signing this Agreement.

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                         Purchase and Sale of CDC Shares

     1.01 Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 1.06, Shareholders agree to sell, convey, assign, transfer and deliver the Purchased CDC Shares to GDSC, and GDSC agrees to purchase and accept the Purchased CDC Shares from Shareholders. On the Closing Date, all CDC Shares shall either be purchased by GDSC under this Agreement or redeemed by CDC under the Redemption Agreement so that after the Closing CDC shall be a wholly-owned subsidiary of GDSC.

     1.02 Purchase Price. The total purchase price for the Purchased CDC Shares (the "Purchase Price") shall be $737,500 less the principal amount of any debt or capital lease obligations of CDC as of the Closing Date, payable to the Shareholders pro rata according to their ownership of CDC Shares (50.1% to Dr. Harlow and 49.9% to Mr. Jackson) by delivery to each Shareholder of a promissory note (the "Promissory Note") in the form attached as Exhibit B.

     1.03 Purchase Price Adjustment. The Purchase Price may be subject to adjustment after Closing as set forth in this Section 1.03.

          1.03-1 As soon as reasonably possible after Closing, the amount of the "Net Worth" (as defined in Section 1.03-3) shall be determined as provided in
Section 1.03-4. If the amount of Net Worth is more or less than $275,000, the Purchase Price shall be adjusted by the full amount of the difference (the "Purchase Price Adjustment").

          1.03-2 If the Net Worth is greater than $275,000, the Purchase Price Adjustment shall be paid to Shareholders by check within 10 days after GDSC delivers the certificate described in Section 1.03-4. If the Net Worth is less than $275,000, the Purchase Price Adjustment shall be paid by Shareholders to GDSC by check within 10 days after GDSC delivers the certificate described in
Section 1.03-4.

          1.03-3 "Net Worth" means the net worth of CDC as of the Closing Date, after giving effect to the Redemption, determined on a basis consistent with how net worth is calculated for purposes of Section 7 of Exhibit A of CDC's contract with the Oregon Health Plan.

          1.03-4 At or promptly after the Closing Date, GDSC shall execute and deliver to Shareholders a certificate detailing the calculation of Net Worth. In this certificate GDSC shall certify the accuracy of the calculation of Net Worth.

     1.04 Instruments of Transfer. On the Closing Date, Shareholders shall deliver to GDSC certificates for all of the Purchased CDC Shares, duly endorsed for transfer. Shareholders shall also deliver to GDSC for cancellation certificates for all of the redeemed CDC Shares.

     1.05 Further Assurances. Shareholders agree that, at any time and from time to time on and after the Closing Date, they will, upon the request of GDSC and without further consideration, take all steps reasonably necessary to place GDSC in possession and operating control of the business of CDC and the assets and properties of CDC.

     1.06 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, on October 30, 1998 effective as of the close of business on that date, or at another date, time and place agreed upon in writing by the parties (the "Closing Date").


                                   ARTICLE II

                     Representations and Warranties of GDSC

     GDSC represents and warrants to CDC and Shareholders as follows:

     2.01 Authorization. GDSC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GDSC and is binding upon and enforceable against GDSC in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.02 Compliance. The execution, delivery and performance of this Agreement by GDSC, the compliance by GDSC with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          2.02-1 the articles of incorporation or bylaws of GDSC;

          2.02-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GDSC is a party or by which GDSC is bound; or

          2.02-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to GDSC.

     2.03 Consents. Except for the consent of GDSC's principal bank, no consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by GDSC for the consummation of the transactions described in this Agreement.

     2.04 Accuracy of Representations & Warranties. None of the representations or warranties of GDSC contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. GDSC does not know of any fact that has resulted or that, in the reasonable judgment of GDSC will result, in any material adverse change in GDSC's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.

     2.05 Investment Representations. GDSC is acquiring the Purchased CDC Shares for investment for its own account, and not with a view to, or for resale in connection with, any distribution of the Purchased CDC Shares. GDSC acknowledges and understands that the Purchased CDC Shares are being offered and sold without registration under the Securities Act of 1933, as amended ("1933 Act"), or any state securities laws based on exemptions provided under such laws, and that the representations contained in this Agreement are being relied upon by Shareholders in connection with those exemptions. GDSC further acknowledges and agrees that the Purchased CDC Shares are "restricted securities" under federal securities laws and as such may not be sold or disposed of unless they are registered under the 1933 Act and all applicable state securities laws or unless, in the opinion of counsel acceptable to shareholders, exemptions from the registration requirements of the 1933 Act and all applicable state securities laws are available. GDSC confirms that it has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of an investment in the Purchased CDC Shares, and can bear the economic risk of an investment in such shares.

     2.06 Reliance. GDSC recognizes and agrees that, notwithstanding any investigation by Shareholders, Shareholders are relying upon the representations and warranties made by GDSC in this Agreement.


                                   ARTICLE III

             Representations and Warranties of CDC and Shareholders

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial position, assets or prospects of CDC, which shall in any event include any adverse effect on the assets, revenue or net income of CDC in excess of $50,000; and "Material Adverse Change" means any change that has resulted, will result or is likely to result in a Material Adverse Effect. CDC and Shareholders represent and warrant to GDSC as follows:

     3.01 Corporate Existence; Authority. CDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and CDC has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Shareholders own all of the issued and outstanding stock of CDC. Prior to the Redemption, the outstanding stock of CDC consists of 1,000 shares of common stock, of which 501 shares are held by Dr. Harlow and 499 shares are held by Mr. Jackson. The shares of CDC common stock owned by Shareholders are owned beneficially and of record, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations, including limitations affecting Shareholders' ability to vote the shares.

Neither CDC nor any Shareholder is party to any subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance, sale, delivery or transfer of any of CDC's capital stock, except for the Redemption Agreement. CDC has no subsidiaries and, except for its partnership interest in Exceptional Needs Dental Service, has no investments in any corporation, partnership, association, joint venture or other entity. CDC has full power and authority to enter into this Agreement and to carry out its terms. CDC has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by CDC and Shareholders and is binding upon and enforceable against CDC and Shareholders in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.02 No Adverse Consequences. Neither the execution and delivery of this Agreement by CDC or Shareholders nor the consummation of the transactions contemplated by this Agreement will

          3.02-1 result in the creation or imposition of any lien, charge or encumbrance on any of CDC's assets or properties;

          3.02-2 violate or conflict with any provision of CDC's articles of incorporation or bylaws;

          3.02-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to CDC or Shareholders; or

          3.02-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to CDC under or constitute a default under any agreement, instrument, license or permit to which CDC or Shareholders is a party or by which either of them is bound.

     3.03 Brokers and Finders. Neither CDC nor Shareholders has employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement, except that CDC has employed Torwest Capital. Any fees owing to Torwest Capital by CDC are payable and will be paid by CDC at or before the Closing. CDC and Shareholders acknowledge and confirm that any such liability shall not be a liability of CDC or GDSC from and after the Closing.

     3.04 Litigation. Except as set forth on Schedule 3.04, there is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against CDC and, to the best knowledge of CDC and Shareholders, there is no basis for any such claim, litigation, proceeding or investigation.

     3.05 Compliance with Laws. CDC has at all relevant times conducted its business in compliance with its articles of incorporation and bylaws and all applicable laws and regulations. CDC is not in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. CDC is not subject to any outstanding order, writ, injunction or decree, and CDC has not been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     3.06 Employment Matters.

          3.06-1 Labor Matters

               (a) CDC is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. CDC is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against CDC pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of CDC, threatened against him, (3) representation petition respecting CDC's employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to CDC.

               (c) CDC has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

          3.06-2 Employee Benefits. Schedule 3.06-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by CDC, and complete and accurate copies of all those plans or arrangements have been provided to GDSC. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established and maintained by CDC that are subject to ERISA are listed separately as ERISA Plans on Schedule 3.06-2 (the "ERISA Plans"). The ERISA Plans comply with the applicable requirements of ERISA. Each of the ERISA Plans is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the related trust is tax-exempt under Section 501(a) of the Code. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Plans. The present value of all accrued benefits under each of the ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. CDC has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. CDC has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 3.06-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          3.06-3 Employment Agreements. Except as listed on Schedule 3.06-3, each of CDC's employees is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between CDC and any of CDC's employees. Schedule 3.06-3 lists all of CDC's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies and written information have been provided to GDSC. CDC does not have any agreements or understandings with CDC's employees except as reflected in the items listed in Schedules 3.06-2 and 3.06-3.

          3.06-4 Compensation. Schedule 3.06-4 contains a complete and accurate list of all employees and independent contractors of CDC as of September 30, 1998, specifying their names, annual base compensation of each such person, and accrued benefits for such persons as of September 30, 1998.

     3.07 Financial Statements.

          3.07-1 Schedule 3.07 contains the balance sheets of CDC as of September 30, 1998 (the "Current Balance Sheet") and December 31, 1996 and 1997 and the related statements of income for the nine months and the years then ended (such balance sheets and statements collectively, the "Financial Statements").

          3.07-2 Except as provided in Schedule 3.07, the Financial Statements present fairly

               (a) the financial position of CDC as of the dates indicated and

               (b) the results of operations for the periods then ended.

          3.08 Receivables. Schedule 3.08 lists all accounts receivable of CDC as of September 30, 1998. Each of the receivables listed on Schedule 3.08, and each of the receivables that has arisen since September 30, 1998, has arisen only from bona fide transactions in the ordinary course of business and is not subject to any offset or counterclaim.

     3.09 Prepaid Expenses and Other. Schedule 3.09 lists all prepaid expenses and deferred charges of CDC as of September 30, 1998.

     3.10 Personal Property. Schedule 3.10 contains a complete and accurate list of all the tangible personal property owned or leased by CDC ("Tangible Personal Property"). With respect to each item of owned Tangible Personal Property,
Schedule 3.10 lists the original cost as of September 30, 1998.

     3.11 Payables. Schedule 3.11 lists all accounts payable and other accrued liabilities of CDC as of September 30, 1998, other than payables for brokers' and attorneys' fees and other expenses of this transaction, and accrued liabilities for taxes based on income or revenues of CDC.

     3.12 Indebtedness. Schedule 3.12 lists all indebtedness of CDC as of September 30, 1998 incurred in connection with the business, operations or assets of CDC or the repayment of which is secured by the assets of CDC.

     3.13 Other Liabilities. Except as listed on Schedule 3.13, CDC does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due), other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate are not material to the business of CDC.

     3.14 Absence of Certain Changes or Events. Since September 30, 1998, except as required or permitted under this Agreement or listed on Schedule 3.14 or any other Schedule hereto, there has not been:

          3.14-1 Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          3.14-2 Any damage, destruction or casualty loss, whether insured against or not, to any assets or properties of CDC;

          3.14-3 Any increase in the rate or terms of compensation payable or to become payable by CDC to its key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          3.14-4 Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by CDC, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

          3.14-5 Any conduct of business which is outside the ordinary course of business or not substantially in the manner that CDC previously conducted its business;

          3.14-6 Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, except in the ordinary course of business;

          3.14-7 Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of CDC;

          3.14-8 Any encumbrance or consent to encumbrance of any property or assets of CDC except in the ordinary course of business;

          3.14-9 Any declaration or payment of any dividend or other distribution of money or property on or with respect to any shares of CDC's capital stock; or

          3.14-10 Any change in the assets, liabilities, licenses, permits or franchises of CDC, or in any agreement to which CDC is a party or is bound, which has had or reasonably could be expected to have a Material Adverse Effect.

     3.15 Leases. Schedule 3.15 contains a complete and accurate list of all real property leases under which CDC is lessee ("Leases"), a description of the real property covered thereby ("Real Property"), the term of each Lease and the monthly payments under the Lease. Complete and accurate copies of all Leases have been delivered to GDSC.

     3.16 Certain Contracts and Arrangements. Schedule 3.16, which is organized by type of agreement, contains a complete and accurate list of all agreements of the following types ("Contracts") to which CDC is a party or by which CDC is bound:

          3.16-1 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by CDC or CDC's guaranty of any obligation for the borrowing of money;

          3.16-2 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other disposition of capital assets or more than $20,000 of other equipment or materials;

          3.16-3 contracts or agreements for provision or receipt of dentistry services;

          3.16-4 contracts or agreements for the performance or receipt of other services, excluding employment contracts; provided, however, that only contracts exceeding $20,000 in annual billings or payments by CDC must be listed;

          3.16-5 contracts or agreements involving annual billings in excess of $20,000 for the joint performance of work or services and all other joint venture agreements;

          3.16-6 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of CDC's services; and

          3.16-7 any other contract, instrument, agreement or obligation not described on any other Schedule to which CDC is a party or by which CDC is bound and which contains material unfulfilled obligations of CDC.

Complete and accurate copies of all Contracts have been delivered to GDSC.

     3.17 Status of Contracts and Leases.

          3.17-1 Each of the Contracts and Leases listed on Schedules 3.15 and
3.16 is valid, binding and enforceable by CDC in accordance with its terms and is in full force and effect, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. There is no existing default or violation by CDC under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of CDC under any Contract or Lease. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any Real Property of which CDC is lessee or sublessee.

          3.17-2 All other parties to the Contracts and Leases have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of CDC's rights or obligations under any Contract or Lease.

          3.17-3 CDC is not aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, and, to the actual knowledge of CDC, there are no facts that exist indicating that any of the Contracts or Leases may be totally or partially terminated or suspended by the other parties.

          3.17-4 CDC is not a party to, nor is it bound by, any contract or agreement that CDC can reasonably foresee will result in any material loss to CDC upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential), unless such contract or agreement is terminable by CDC on 60 or fewer days notice at any time without penalty.

     3.18 Title and Condition of Tangible Assets.

          3.18-1 CDC owns all of the Tangible Personal Property except the leased property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except

               (a) liens disclosed on the Current Balance Sheet or

               (b) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Current Balance Sheet).

          3.18-2 CDC has good and absolute title to the Tangible Personal Property except the leased property.

          3.18-3 All Tangible Personal Property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of CDC's business.

          3.18-4 There are no developments affecting any of the Real Property or Tangible Personal Property pending or, to the actual knowledge of CDC, threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

     3.19 Insurance. Schedule 3.19 contains a complete and accurate list of all policies of malpractice, liability, fire, worker's compensation and other forms of insurance insuring CDC and its employees, assets or operations (the "Policies"). All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and of agreements to which CDC is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There are no unresolved claims for insurance payment under any of the Policies. True and complete copies of the Policies and all endorsements thereto have been delivered to GDSC. Except as set forth on Schedule 3.19, CDC has not been refused any insurance coverage and no insurance coverage has been cancelled during the five years preceding the date of this Agreement.

     3.20 Taxes.

          3.20-1 Returns. Except as set forth in the Redemption Agreement or on
Schedule 3.20, CDC has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes which relate to its business, results of operations or financial condition (collectively, the "Returns") and has timely paid all Taxes shown to be due on the Returns. Except as set forth in the Redemption Agreement or on Schedule 3.20, all Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by CDC with respect to the periods covered by the Returns. CDC has provided GDSC with complete and accurate copies of CDC's Returns for 1996 and 1997 as well as copies of all relevant information in connection with the current IRS audit of CDC.

          3.20-2 Taxes Paid or Reserved. Except as set forth in the Redemption Agreement or on Schedule 3.20, all deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. All Taxes which CDC has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          3.20-3 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, payroll, withholding, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

          3.20-4 S Corporation Status. CDC is, and at all times since January 1, 1998 has been, an S corporation as defined in Section 1361(a)(1) of the Code.

     3.21 No Restrictions. Except as set forth on Schedule 3.21, no contract or agreement to which CDC is a party or is bound or to which any of its properties or assets is subject limits the freedom of CDC to compete in any line of business or with any person.

     3.22 Permits and Licenses. CDC and Shareholders hold and at all times have held, all licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. CDC and Shareholders are in compliance with all the terms of each Permit, and there are no claims of violation by CDC or Shareholders of any Permit.

     3.23 Certain Payments. Neither CDC nor any other person or entity has, directly or indirectly, on behalf of or with respect to CDC or its operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     3.24 Environmental Conditions.

          3.24-1 Compliance. CDC has operated its business and maintained its assets, including without limitation the Real Property, in compliance with all Environmental Laws. All wastes generated in connection with CDC's business are and have been transported and disposed of off site in compliance with all Environmental Laws. No Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Property or in connection with CDC's business.

          3.24-2 Definitions. As used in this Agreement,

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

     3.25 Consents and Approvals. Except as set forth on Schedule 3.25, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by CDC or Shareholders. CDC and Shareholders have obtained, or shall have obtained prior to the Closing, all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by CDC or Shareholders or the consummation of the transaction contemplated by this Agreement. CDC has made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby.

     3.26 Records. The books of account of CDC are complete and accurate in all material respects, and there have been no transactions involving the business of CDC which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books have been made available to GDSC.

     3.27 Reliance. CDC and Shareholders recognize and agree that, notwithstanding any investigation by GDSC, GDSC is relying upon the representations and warranties made by CDC and Shareholders in this Agreement.

     3.28 Accuracy of Representations and Warranties. None of the representations or warranties of CDC and Shareholders contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading.


                                   ARTICLE IV

                        Covenants of CDC and Shareholders

     4.01 Access to Properties, Books and Records. Prior to the Closing Date, CDC shall, at GDSC's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GDSC reasonable access during normal business hours to all employees, properties, books and records of CDC and shall permit such persons, at GDSC's expense, to make copies of such books and records. CDC shall deliver to GDSC its monthly financial statements promptly after they become available. GDSC shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this Section 4.01 as confidential in accordance with Section 10.01 hereof. No investigation by GDSC or any of its authorized representatives pursuant to this Section 4.01 shall affect any representation, warranty or closing condition of any party hereto or GDSC's rights to indemnification pursuant to Section 9.02 hereof.

     4.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Closing Date, CDC shall not:

          4.02-1 Incur additional debt for borrowed money (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of business and consistent with past practices, forgive or release any debt or claim, give any waiver of any right of material value or voluntarily suffer any extraordinary loss;

          4.02-2 Declare, pay or make any dividend or other distribution of money or property on or with respect to any share of its capital stock, other than pursuant to the Redemption Agreement and provided that after giving effect to the Redemption, CDC shall retain cash equal to the sum of $170,000 plus the amount required to be on deposit as of the date of this Agreement in CDC's restricted reserve accounts under CDC's contract with the Oregon Health Plan;

          4.02-3 Issue, sell, or give any option or right to purchase any shares of its capital stock or other securities, or purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its capital stock other than pursuant to the Redemption Agreement;

          4.02-4 Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          4.02-5 Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others, or agree so to lease or license, any of its assets;

          4.02-6 Acquire any assets which would be material to its business other than assets acquired in the ordinary and usual course of business and consistent with past practices;

          4.02-7 Purchase or otherwise acquire, or agree to purchase or otherwise acquire, any debt or equity securities of any corporation, partnership, joint venture, firm or other entity other than equity securities issued by a money market fund registered as an investment company under the Investment Company Act of 1940;

          4.02-8 Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $50,000 annually, and except for any renewal of CDC's contract with the Oregon Health Plan;

          4.02-9 Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          4.02-10 Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          4.02-11 Change its accounting methods, policies or practices; or

          4.02-12 Agree or commit to do any of the foregoing.

     4.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Closing Date, CDC shall:

          4.03-1 Operate its business as presently operated and only in the ordinary course and consistent with past practices;

          4.03-2 Advise GDSC in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          4.03-3 When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to CDC's business to which CDC is a party or by which CDC is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

          4.03-4 Use its best efforts to maintain all of the Tangible Personal Property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain its intangible assets;

          4.03-5 Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          4.03-6 Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items;

          4.03-7 Use its best efforts to retain all key employees;

          4.03-8 Maintain its books and records in accordance with past practices;

          4.03-9 Pay and discharge all taxes, assessments, governmental charges and levies imposed upon it, its income or profits or upon any property belonging to it, in all cases prior to the date on which penalties attach thereto;

          4.03-10 Pay and discharge in full all indebtedness listed on Schedule
3.12 and all obligations under any capital leases; and

          4.03-11 Comply with all laws, rules and regulations applicable to it and its business.

     4.04 No Negotiations With Others. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, CDC and Shareholders shall refrain, and shall cause CDC's employees and any investment banker, attorney, accountant or other agent retained by either of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, CDC. CDC and Shareholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     4.05 Profit Sharing Plan. Prior to the Closing Date, CDC shall authorize the termination of the Capitol Dental Care Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan") effective as of the Closing. The assets of the Profit Sharing Plan shall be distributed to the plan beneficiaries promptly after Closing. Any and all expenses of the administration and termination of the Profit Sharing Plan shall be paid by the Profit Sharing Plan or by the Shareholders, and neither GDSC nor Gentle Dental Management, Inc. shall incur any liability, or be required to take any action, of any kind whatsoever in connection with the administration or termination of the Profit Sharing Plan.


                                    ARTICLE V

                                 Other Covenants

     5.01 Governmental Consents. Promptly following the execution of this Agreement, GDSC, CDC and Shareholders will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

     5.02 Best Efforts; No Inconsistent Action. GDSC, CDC and Shareholders will each use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in Article 6 or 7 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this Section 5.02 shall limit the rights of the parties under Articles 6, 7 and 8.

     5.03 Records Retention; Access. For three (3) years after the Closing Date, GDSC shall provide to Shareholders and their respective agents reasonable access during normal business hours to one or more premises of GDSC for the purpose of reviewing and copying records which CDC or Shareholders are required by law to retain or that relate to the operation of CDC's business prior to Closing (collectively, the "Retained Records"). For three (3) years after the Closing Date, GDSC will use its best efforts not to discard the Retained Records without offering them first to Shareholders.

     5.04 Certain Tax Matters.

          5.04-1 IBNR Purchase Price Adjustment. The Purchase Price reflects an adjustment to account for potential tax liability associated with income in the amount of $162,937 expected to be included in CDC's federal and Oregon taxable income for the period ending December 31, 1998 as the result of an anticipated settlement with the Internal Revenue Service (the "Service") relating to incurred but not reported ("IBNR") claim deductions previously taken by CDC. If it is finally determined for federal or Oregon tax purposes that the IBNR adjustment amount includible in income by CDC for any period in 1998 in which CDC is a C corporation (within the meaning of Section 1361(a)(2) of the Code) is less than $162,937, then

               (a) Shareholders agree to file individual federal and Oregon income tax returns, including amended returns, reflecting such determination by including in income their respective pro rata portion of the IBNR adjustment that passed though to Shareholders with respect to any period in which CDC was an S corporation during 1998 and to pay all taxes resulting therefrom; and

               (b) CDC shall promptly pay to the Shareholders, pro rata in proportion to their stock ownership in CDC immediately prior to the Closing, an amount equal to the sum of (a) 31.76% of the amount by which $162,937 exceeds the amount includible in CDC's federal taxable income and (b) 6.6% of the amount by which $162,937 exceeds the amount includible in CDC's Oregon taxable income. Any such payment shall be treated as a Purchase Price adjustment.

If it is finally determined for federal tax purposes that the IBNR adjustment amount includible in income by CDC for any period in 1998 in which CDC is a C corporation or for any later period is more than $162,937, then Shareholders shall promptly pay to CDC, pro rata in proportion to their stock ownership in CDC immediately prior to the Closing, an amount equal to 38.36% of the amount by which the amount includible in CDC's federal taxable income exceeds $162,937. Any such payment shall be treated as a Purchase Price adjustment.

          5.04-2 Payment of Tax Refunds. Pursuant to the Redemption Agreement, CDC has assigned to Shareholders the aggregate cumulative refunds receivable by CDC from the Service and the Oregon Department of Revenue (the "Department") for federal and Oregon taxable years ended December 31, 1995, 1996, and 1997, and CDC has agreed promptly to remit to Shareholders any such refunds actually received from the Service or the Department. In the event the assignment of refunds receivable is not valid for any reason, GDSC agrees to cause CDC nevertheless to remit to Shareholders any such refunds actually received from the Service or the Department. Conversely, if the anticipated settlement with the Service is not finally agreed to by the Service and, as a result, it is finally determined that CDC is required to pay any additional federal or Oregon income tax for the taxable years ended December 31, 1995, 1996, and 1997, then Shareholders shall promptly pay to CDC, pro rata in proportion to their stock ownership in CDC immediately prior to the Closing, an amount equal to all such additional tax. Any such payment shall be treated as a Purchase Price adjustment.

          5.04-3 CDC Gain on Redemption. Shareholders agree to treat any and all income or gain recognized by CDC in connection with the distribution of property to Shareholders pursuant to the Redemption Agreement as income or gain properly allocable to the period in 1998 during which CDC was an S corporation (within the meaning of Section 1361(a)(1) of the Code) and to report any and all such income or gain on their individual federal and Oregon tax returns in accordance with Section 1366 of the Code and corresponding provisions of ORS chapters 314 and

316. In the event it is finally determined for federal or any state tax purpose that any income or gain recognized in connection with the Redemption is properly includible in taxable income of CDC for any period in which CDC is a C corporation, the Shareholders shall pay to CDC, promptly after demand by CDC, an amount equal to CDC's tax liability resulting from the income or gain. For purposes of determining the tax liability, it shall be conclusively presumed that CDC will incur federal tax liability at a rate of 31.76% (which takes into account the deductibility of state tax for purposes of computing federal taxable income) and that CDC will incur state tax liability at a rate of 6.6%. Any such payment to CDC shall be treated as a Purchase Price adjustment.

          5.04-4 Tax Compliance Costs. Shareholders agree to bear all reasonable out-of-pocket costs and expenses incurred by CDC or GDSC, including without limitation attorneys' fees and accountants' fees, associated with the settlement of IBNR matters, income or gain resulting to CDC as a result of any distribution pursuant to the Redemption Agreement, or as a result of any other tax matters relating to periods prior to the Closing, including the filing of CDC's tax returns for the portion of 1998 prior to the Closing. Costs and expenses associated with such matters shall include, without limitation, finalizing any closing agreement, filing returns and amended returns, and responding to audits and disputes with taxing authorities.

          5.04-5 Cooperation on Tax Matters. GDSC agrees to use its reasonable best efforts to cause CDC to obtain a closing agreement on Form 906-c and to prepare and file amended federal and Oregon tax returns for CDC's taxable years ended December 31, 1995, 1996 and 1997, all in a manner consistent, to the extent permissible pursuant to the closing agreement as executed by the Service, with the Form 906-c signed on behalf of CDC and the projections prepared by Brenner & Company LLP, in each case as previously provided by CDC to GDSC. Subject to Section 5.04-4, GDSC agrees to cause CDC to continue to retain Lane Powell Spears Lubersky LLP and Brenner & Company LLP for work associated with the determination of the proper tax liability, including the closing agreement and the amended federal and Oregon tax returns, for CDC's taxable years ended December 31, 1995, 1996 and 1997. In connection with any tax return, audit, or dispute relating to IBNR adjustments or to gain incurred by CDC in connection with the Redemption Agreement or otherwise related to tax matters in periods prior to the Closing, GDSC, on the one hand, and Shareholders, on the other hand, each agree to:

     (a) assist in all reasonable respects the other party in preparing any tax return that the other party is responsible for preparing and filing;

     (b) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, any tax return;

     (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to such matters;

     (d) provide timely notice to the other in writing of any pending or threatened tax audits or assessments for taxable periods for which the other may have tax or indemnification liability; and

     (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to such matters.

                                   ARTICLE VI

                        Conditions to Obligations of GDSC

     The obligations of GDSC under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     6.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be satisfactory in form and content to GDSC.

     6.02 Consents. CDC shall have obtained the third-party consents required under the terms of the Contracts and Leases, and such consents shall not have required any change to the terms and conditions of the Contracts and Leases other than changes consented to in writing by GDSC.

     6.03 Representations, Warranties and Covenants.

          6.03-1 All representations and warranties of CDC and Shareholders made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          6.03-2 All of the terms, covenants and conditions to be complied with and performed by CDC and Shareholders at or prior to the Closing shall in all material respects have been complied with or performed thereby.

          6.03-3 GDSC shall have received a certificate of Shareholders, dated as of the Closing Date, to the effect that the representations and warranties of CDC and Shareholders contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that CDC and Shareholders have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by it or him at or prior to the Closing.

     6.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, CDC or Shareholders to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     6.05 No Adverse Change. There shall not have been any Material Adverse Change.

     6.06 DMO Agreement Closing. The closing of the DMO Agreement shall have occurred.

     6.07 Redemption Agreement. CDC and Shareholders shall have delivered to GDSC a fully executed original copy of the Redemption Agreement, the Redemption Agreement shall have closed and the certificates representing all CDC Shares redeemed under the Redemption Agreement shall have been cancelled.

     6.08 Actions Satisfactory to GDSC's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GDSC.


                                   ARTICLE VII

                    Conditions to Obligations of Shareholders

     The obligations of Shareholders under Article 1 are, at their option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     7.01 Representations, Warranties and Covenants.

          7.01-1 All representations and warranties of GDSC made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          7.01-2 All of the terms, covenants and conditions to be complied with and performed by GDSC on or prior to the Closing shall in all material respects have been complied with or performed by GDSC.

          7.01-3 Shareholders shall have received a Certificate of GDSC, dated as of the Closing Date, executed by the President or other authorized officer of GDSC, to the effect that the representations and warranties of GDSC contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that GDSC has in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by it at or prior to the Closing.

     7.02 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, CDC or Shareholders to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

     7.03 DMO Agreement Closing. The closing of the DMO Agreement shall have occurred.

     7.04 Actions Satisfactory to CDC's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for CDC.

                                  ARTICLE VIII

                                   Termination

     8.01 Right of Parties to Terminate. This Agreement may be terminated:

          8.01-1 by GDSC, if any of the authorizations, consents, approvals, filings or registrations described in Section 6.01 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GDSC and all reasonable final appeals shall have been exhausted;

          8.01-2 by GDSC, if CDC or Shareholders shall have breached any of their obligations hereunder in any material respect;

          8.01-3 by CDC, if GDSC shall have breached any of its obligations hereunder in any material respect; or

          8.01-4 by either CDC or GDSC, by written notice to the other party, if the Closing shall not have occurred on or prior to June 30, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01-4 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     8.02 Effect of Termination. If either GDSC or CDC decides to terminate this Agreement pursuant to Section 8.01, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to Section 8.01, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than those described in Article 10 hereof) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.


                                   ARTICLE IX

                            Survival; Indemnification

     9.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any schedule, certificate or assignment delivered in accordance with this Agreement (collectively, the "Related Documents") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement for a period of 39 months following the Closing and after such period shall be terminated and extinguished, except insofar as the damaged party shall have asserted in writing a claim setting forth with reasonable specificity the facts and circumstances relating thereto prior to the expiration of such period in which event the party liable shall remain liable with respect to such claim.

     9.02 Indemnification by Shareholders.

          9.02-1 Notwithstanding any investigation by GDSC, from and after the Closing, Shareholders shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend GDSC, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, including GDSC, "GDSC's Indemnified Persons") from and against, and reimburse each of GDSC's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GDSC's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of CDC or Shareholders made in this Agreement or any Related Document; or

               (b) any failure by CDC or Shareholders to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document.

          9.02-2 This indemnification extends to any Damages suffered by any of GDSC's Indemnified Persons, whether or not a claim is made against any of GDSC's Indemnified Persons by any third party.

     9.03 Indemnification by GDSC.

          9.03-1 Notwithstanding any investigation by Shareholders, from and after the Closing, GDSC shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend Shareholders from and against, and reimburse Shareholders with respect to, any and all Damages incurred by Shareholders by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of GDSC made in this Agreement or any Related Document; or

               (b) any failure by GDSC to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document.

          9.03-2 This indemnification extends to any Damages suffered by Shareholders whether or not a claim is made against Shareholders by any third party.

     9.04 Indemnification Procedure.

          9.04-1 Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article 9 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article 9 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 9 and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under Section 9.04-1(a), to undertake, conduct and control, through counsel of its or their choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (c) If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

               (d) If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim in good faith at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

               (e) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

          9.04-2 Non-Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article 9 written notice of all claims for indemnification under this Article 9, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

               (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     9.05 Right of Offset. At the election of GDSC, any liability of Shareholders under Section 9.02 which has been established by agreement, litigation or in accordance with the procedure set forth in Section 9.04 may be satisfied by offsetting such liability against the outstanding principal and interest balance payable under the Promissory Note or against any Earnout Payment (as defined in the DMO Agreement) payable under the DMO Agreement that is then due or that subsequently becomes due; provided, however, that if Shareholders give notice to GDSC within 30 days after Shareholders receives a notice of claim under Section 9.04-1(a) or 9.04-2(a) of this Agreement that Shareholders contest their liability for such claim, GDSC may not exercise its right of offset until the procedure described in Section 9.06 of the DMO Agreement has been completed.

     9.06 Limitations.

          9.06-1 Any amounts payable under Section 9.02 or 9.03 or this Section shall be treated by GDSC and Shareholders as an adjustment to the Purchase Price, and shall be calculated after giving effect to (i) any proceeds received from insurance policies covering the Damages that are the subject of the indemnification, and (ii) the actual recognized tax benefit to the indemnified party resulting from the Damages that are the subject of the indemnification; provided that to the extent that any tax benefit is recognized in a tax year later than the year in which the indemnification payment is made, no adjustment for tax benefit shall be made in determining the amount of the indemnification payment and the indemnified party shall make a payment to the indemnifying party in an amount of such recognized tax benefit in the year in which it is realized. For purposes of this Section 9.06-1, an actual recognized tax benefit is an actual reduction in taxes payable or a refund of taxes previously paid.

          9.06-2 The indemnification obligations set forth in Sections 9.02 and
9.03 of this Agreement and Sections 9.02 and 9.03 of the DMO Agreement with respect to breaches of representations or warranties shall not apply unless the total amount of Damages with respect to such breaches incurred either by GDSC's Indemnified Persons or by DMO and/or Shareholders (as the case may be) exceeds $200,000 in the aggregate, as a result of all matters giving rise to rights to indemnification for such breaches under those Sections. In the event that the amount of such Damages exceeds that threshold, GDSC's Indemnified Persons or DMO and Shareholders (as the case may be) shall be entitled to indemnification for the full amount of all such Damages to the extent that the full amount of all such Damages exceeds $100,000, subject to Section 9.06-3.

          9.06-3 The right of GDSC's Indemnified Persons to seek indemnification from DMO and/or Shareholders under this Agreement or the DMO Agreement shall terminate the sooner of (a)

39 months after the Closing Date or (b) with respect to claims under Section 9.04-2 of this Agreement and Section 9.04-2 of the DMO Agreement, at such time as the total Damages paid by DMO and/or Shareholders in respect of such claims (whether or not paid by offset of amounts owed to DMO or Shareholders) reaches a total of $5,000,000.00 or (c) with respect to all claims, at such time as the total Damages paid by DMO and/or Shareholders in respect of such claims (whether or not paid by offset of amounts owed to DMO or Shareholders) reaches a total equal to the full amount of the Purchase Price under this Agreement and the DMO Agreement.

     9.07 Exclusive Rights. An indemnified party's rights to indemnification under this Article 9 shall be the exclusive remedy in the event of any breach of any representation or warranty under this Agreement.


                                    ARTICLE X

                         Confidentiality; Press Releases

     10.01 Confidentiality.

          10.01-1 No information concerning CDC not previously disclosed to the public or in the public domain that has been furnished to or obtained by GDSC under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of GDSC or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, GDSC shall hold such information in confidence for a period of two years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to CDC.

          10.01-2 No information concerning GDSC not previously disclosed to the public or in the public domain that has been furnished to or obtained by CDC or Shareholders under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of CDC or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, CDC and Shareholders shall hold such information in confidence for a period of two years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to GDSC.

          10.01-3 Notwithstanding the foregoing, such obligations of GDSC and of CDC shall not apply to information

               (a) that is, or becomes, publicly available from a source other than GDSC or CDC, as the case may be;

               (b) that was known and can be shown to have been known by GDSC at the time of its receipt from CDC, or by CDC at the time of its receipt from GDSC, as the case may be;

               (c) that is received by GDSC from a third party without breach of this Agreement by GDSC, or is received by CDC from a third party without breach of this Agreement by CDC, as the case may be;

               (d) that is required by law to be disclosed; or

               (e) that is disclosed in accordance with the written consent of GDSC or of CDC, as the case may be.

     10.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by CDC without the prior written consent of GDSC; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).


                                   ARTICLE XI

                                Other Provisions

     11.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     11.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     11.03 Fees and Expenses. GDSC shall be solely responsible for all costs and expenses incurred by it, and Shareholders shall be solely responsible for all costs and expenses incurred by Shareholders or CDC, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     11.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     11.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     11.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Oregon (except for the choice of law provisions thereof).

     11.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

          In the case of GDSC:

               Stoel Rives LLP
               900 SW Fifth Avenue, Suite 2300
               Portland, OR  97204
               Telecopy No.:  (503) 220-2480
               Attention:  Edward L. Epstein

          In the case of CDC or Shareholders:

               Lane Powell Spears Lubersky LLP
               520 SW Yamhill St., Suite 800
               Portland, OR 97204
               Telecopy No.:  (503) 224-0388
               Attention: Jeffrey C. Wolfstone

     11.08 Breach; Equitable Relief. The parties acknowledge that the business of CDC and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     11.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


     GDSC:                             GENTLE DENTAL SERVICE CORPORATION


                                       By: L.T. VAN EERDEN
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


     CDC:                              CAPITOL DENTAL CARE, INC.


                                       By: JEFFREY O. JACKSON
                                           -------------------------------------
                                           Jeffrey O. Jackson, President


     Shareholders:                     JAMES M. HARLOW
                                       -----------------------------------------
                                       James M. Harlow, DDS


                                       JEFFREY O. JACKSON
                                       -----------------------------------------
                                       Jeffrey O. Jackson